Exhibit 99.12

RULE 438 CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Halfmoon Parent, Inc. (“New Cigna”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Holdco, effective at the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of March 8, 2018 (the “Merger Agreement”), by and among Cigna Corporation, Express Scripts Holding Company, New Cigna, Halfmoon I, Inc. and Halfmoon II, Inc.) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ James E. Rogers
James E. Rogers
May 15, 2018